Exhibit 99.1
Address by Mark Libratore
To The Company’s Annual Meeting of Shareholders
September 4, 2009
The following statements may contain forward-looking statements which alone cannot give the listener a full and complete picture of the underlying risks associated with the business of Liberator Medical Holdings, Inc., or its subsidiaries (the “Company”). Investors are strongly advised to review the risk disclosures in the Company’s Securities and Exchange Commission filings or request a copy from Robert Davis, the Company’s CFO. Filings listed these disclosures are also available on the Company’s website, www.liberatormedical.com.
Mark Libratore, President and Chief Executive Officer:
Since marketing and sales are the main drivers of our business, I would like to begin with our marketing results.
Advertising continued to be the driving force of our growth in 2009, with all key indicators remaining very positive. Customer response remains vibrant and continues to strengthen across all core business units. Advertising and marketing expenses remain within our projected cost and return on investment expectations.
Growth was bolstered in 2009 through the ongoing development and testing of additional marketing channels and our direct-to-consumer programs. On an ongoing basis we continue to test various new market channels for performance against existing channels and adjust our advertising spend accordingly. These efforts, of course, include the internet on a comprehensive basis.
Our greatest asset is our unique and talented staff, beginning with our core senior management team, and since last year we continue to increase our staff resources within our budged salary expectations and have added new talent with the establishment of the following positions:
-	VP of Sales

-	VP of Liberator Health and Education Services, our diabetes education unit

-	Sr. Programming Manager

-	Sr. Finance Manager

-	Sr. Manager of Provider Network Development

-	Human Resource Manager

-	Training Manager

-	Compliance and Monitoring Manager

-	Call Center Manager

Including the above positions, we have grown from a staff position of 84 last year to 132 at the time of this presentation.
Facilities
In May 2009 we completed expansion of our 5,500 square foot call center addition to house our growing Urological and Mastectomy departments.
We also added additional warehouse space of 3,300 square feet. Total square feet in our corporate complex now exceed 33,800 square feet.
I.T.
Integral to success for any company are its technology resources. Our information technology systems, infrastructure, and staffing have been modified to accommodate both our facility and business expansion.
A successful telecom upgrade to a Mitel digital systems platform handling 130 stations with integrated call monitoring and recording software and unlimited user stations capacity has more than doubled call traffic capacity. These improvements have already demonstrated increased sales.
Even though many resources were currently underutilized, we have invested in new network infrastructure, switch routers, alarm systems and power supply systems to handle the increased load requirements for our recent and future added equipment and facility expansions.
To enhance and facilitate our increasing needs for customized data management and reporting, we have added a Sr. Programming Manager.
Shipping/Warehouse
We have improved space utilization with the addition of conveyor systems, packing stations, shelving, and other equipment. We have also installed new manifest software, allowing rate shopping to minimize shipping expenses and expedite deliveries to our customers. We have also negotiated better rate discounts and rebates due to our increased shipping volumes.
Accreditation
Addressing the issue of quality, in June 2009 Liberator has again received and Outstanding Accreditation grade of 96% as an “Exemplary Provider” through the Medicare certified accreditation organization, “The Compliance Team.” Through this re-accreditation process, Liberator is authorized to continue participation in the Medicare program for DMEPOS supplies and services.

Equally important for our customer retention efforts (and part of our accreditation requirements), customer satisfaction levels are solicited from all clients served and are now reported monthly to our accrediting agency, The Compliance Team. We are proud to report A+ scoring in customer satisfaction across all business sections.
Medical Claims Processing and Billing
We now use electronic claims processing for more than 90% of our claims to maximize turnaround time. Our processing of medical claims remains robust and our outstanding claims are well within the industry norm.
Diabetes Education
Diabetes education was begun with the hiring of Evelyn Shumacher, a recognized diabetes educator.
As well as being covered by Medicare, Diabetes Education Services are now required to be offered by insurance companies in 46 states.
In 2008 we established the Liberator Diabetes Life Success program and recently this year we were awarded American Diabetes Association Program approval which entitled us to obtain our recently awarded Medicare provider number for that division.
Human Resources
Within our budget expectations we have completed recruitment and selection, on boarded approximately 86 new hires to date and created an on boarding process to include skills training, with $134,000 of the costs committed to by the State of Florida. In addition we have met stringent accreditation audit requirements for all employee records, files, procedures and manuals to ensure that compliant and consistent human resources practices are maintained and in addition have retained specialized employment counsel to ensure all employee related regulations are follows.
Under benefits and compensation we continue to offer a competitive suite of benefits including a 401(k), and in 2009 implemented an employee stock participation plan. Our employee manual and policies are regularly reviewed by counsel for compliance with all applicable laws and statutes. We also provide incentives for our employees.
Bob Davis, Chief Financial Officer:
Key Financial Information, FY 2008
The Company recorded $9.6 million in sales for FY 2008, an increase of 324% over FY 2007.
The Company became profitable in the fourth quarter of FY 2008.

The Company had negative cash flow of $3.4 million from operations during that period.
The Company used $2.9 million for the increase in accounts receivable.
The remaining $0.5 million plus $1.1 million of cash provided by operations was used for advertising of $1.6 million.
A private placement of $879,000 of convertible debt was sold to several investors, as well as a $3.5 million convertible debt sold to a single investor.
FYTD 2009
For the fist 9 months of the year the Company recorded $18.1 million in sales, almost twice the sales for the whole FY 2008.
The Company had 3 more profitable quarters, resulting in 4 consecutive profitable quarters.
The Company had positive cash flow of $698,742 from operations.
Operating cash flow was used for an increase of $2.9 million in accounts receivable and an advertising spend of $2.9 million.
A private placement of $2.5 million of convertible debt was placed with a single investor.
The proceeds are available for operating capital
Ending cash balance on June 30, 2009, was $3.5 million.
At this point I would like Jonathon Shepard our legal counsel to address whether or not there are any outstanding legal matters concerning the company.
Jonathon Shepard: I am pleased to report that currently and over the past year there has been no material or immaterial litigation before the company.
Mark: Thank You Jonathon,
Before I conclude, I would also invite any interested shareholders who would like a tour today at 3:00 PM to speak with John Leger who is present, John please stand up so people can recognize you.
In conclusion, Fiscal 2009 has been a dynamic and fruitful year with extensive build up of our infrastructure, profit model and growth through advertising. While we continue to increase efforts in provider relations and seek additional revenue streams, our core business remains robust and responsive.